================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 AMENDMENT NO. 8
                                       TO
                                 SCHEDULE 14D-9
                                 (RULE 14d-101)

                SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 DTM CORPORATION
                            (Name of Subject Company)


                                 DTM CORPORATION
                      (Names of Person(s) Filing Statement)


                    COMMON STOCK, PAR VALUE $0.0002 PER SHARE
                         (Title of Class of Securities)

                                   23333 L 103
                      (CUSIP Number of Class of Securities)

                             JOHN S. MURCHISON, III
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                 DTM CORPORATION
                          1611 HEADWAY CIRCLE, BLDG. 2
                               AUSTIN, TEXAS 78754
                            TELEPHONE: (512) 339-2922
                            FACSIMILE: (512) 339-0634

                                 with a copy to:
                             J. MATTHEW LYONS, P.C.
                         BROBECK, PHLEGER & HARRISON LLP
                             4801 PLAZA ON THE LAKE
                               AUSTIN, TEXAS 78746
                            TELEPHONE: (512) 330-4000
                            FACSIMILE: (512) 330-4001


                (Names, addresses and telephone numbers of person
               authorized to receive notices and communications on
                     behalf of the persons filing statement)


[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


================================================================================

                        AMENDMENT NO. 8 TO SCHEDULE 14D-9

         This Amendment No. 8 to Schedule 14D-9 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9, as originally filed with the Securities and Exchange Commission on May 1, 2001 and amended on May 16, 2001, May 22, 2001, May 25, 2001, June 7, 2001, June 19, 2001, July 6, 2001
and July 23, 2001 by DTM Corporation, a Texas corporation, relating to a tender offer commenced by Tiger Deals, Inc., an indirect wholly owned subsidiary of 3D Systems Corporation, on April 30, 2001 to purchase all of our outstanding shares of common stock. On July 27, 2001, 3D Systems and Tiger Deals filed an Amendment No. 8 to the Schedule TO with the SEC.

         The information in the Schedule 14D-9 we filed on May 1, 2001, Amendment No. 1 to Schedule 14D-9 we filed on May 16, 2001, Amendment No. 2 to
Schedule 14D-9 we filed on May 22, 2001, Amendment No. 3 to Schedule 14D-9 we filed on May 25, 2001, Amendment No. 4 to Schedule 14D-9 we filed on June 7, 2001, Amendment No. 5 to Schedule 14D-9 we filed on June 19, 2001, Amendment No. 6 to Schedule 14D-9 we filed on July 6, 2001 and Amendment No. 7 to Schedule 14D-9 we filed on July 23, 2001 is hereby expressly incorporated herein by reference in response to all the items of this Amendment No. 8, except as otherwise set forth below. You should read this amendment together with the
Schedule 14D-9 we filed on May 1, 2001, Amendment No. 1 to Schedule 14D-9 we filed on May 16, 2001, Amendment No. 2 to Schedule 14D-9 we filed on May 22, 2001, Amendment No. 3 to Schedule 14D-9 we filed on May 25, 2001, Amendment No. 4 to Schedule 14D-9 we filed on June 7, 2001, Amendment No. 5 to Schedule 14D-9 we filed on June 19, 2001, Amendment No. 6 to Schedule 14D-9 we filed on July 6, 2001 and Amendment No. 7 to Schedule 14D-9 we filed on July 23, 2001.

ITEM 2. IDENTITY AND BACKGROUND OF FILING PERSON.

         Item 2 of the Schedule 14D-9/A we filed on July 23, 2001 is amended and supplemented with the following information:

         On July 26, 2001, 3D Systems entered into an amendment agreement with U.S. Bank, N.A., as agent for certain lenders, providing for an extension of the expiration date of the loan and security agreement which the parties entered into on May 21, 2001. Under the terms of the amendment agreement, the date by which the loans must be made to fund the tender offer has been extended from July 31, 2001 to August 31, 2001. We incorporate by reference the amendment agreement to the loan and security agreement, which we filed as Exhibit 31 to this Amendment No. 8 to Schedule 14D-9.

ITEM 8. ADDITIONAL INFORMATION.

         Item 8 of the Schedule 14D-9/A we filed on July 23, 2001 is amended by amending and supplementing the subsection entitled "Antitrust Matters" with the following information:

     Antitrust Matters


         On July 26, 2001, 3D Systems extended the offer until 12:00 midnight, New York City time, on Tuesday, August 14, 2001. The full text of the joint press release we issued with 3D Systems on July 27, 2001 announcing the extension of the offer is filed as Exhibit 32 to this Amendment No. 8 to
Schedule 14D-9 and we incorporate it by reference. In order to induce 3D Systems to extend the offer to such date, we executed a letter agreement with 3D Systems pursuant to which we agreed not to exercise our right to terminate the merger agreement under Section 9.1(b)(1)(y) of such agreement prior to midnight Eastern Daylight time on August 14, 2001. This letter agreement is filed as Exhibit 33 to this Amendment No. 8 to Schedule 14D-9 and we incorporate it by reference. Pursuant to the terms of a letter agreement dated July 20, 2001, delivered in connection with the previous extension of the offer until midnight on July 30, 2001, we would otherwise have been entitled to exercise this termination right commencing on July 31, 2001.


                  [Remainder of page intentionally left blank]

ITEM 9. EXHIBITS.

         Item 9 of the Schedule 14D-9/A we filed on July 23, 2001 is hereby amended and restated as follows:


Exhibit Number    Description

         1. Offer to Purchase dated April 30, 2001 (incorporated herein by reference to Exhibit (a)(1)(i) to the Schedule TO filed by 3D Systems on April 30, 2001).

         2. Letter of Transmittal (incorporated herein by reference to Exhibit (a)(1)(ii) to the Schedule TO filed by 3D Systems on April 30, 2001).

         3. Agreement and Plan of Merger dated as of April 2, 2001 by and among DTM Corporation, 3D Systems Corporation and Tiger Deals, Inc. (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by DTM Corporation on April 6, 2001).

         4. Confidentiality Agreement dated March 17, 2001 between DTM Corporation and 3D Systems (incorporated herein by reference to Exhibit 4 to the Schedule 14D-9 filed by DTM on May 1,
                  2001).

         5. Exclusivity Letter Agreement dated March 17, 2001 between DTM Corporation and 3D Systems (incorporated herein by reference to Exhibit 5 to the Schedule 14D-9 filed by DTM on May 1,
                  2001).

         6. Opinion of Hoak Breedlove Wesneski & Co. dated April 2, 2001 (incorporated herein by reference to Exhibit 6 to the Schedule 14D-9 filed by DTM on May 1, 2001).

         7. Item 11 "Executive Compensation" and Item 13 "Certain Relationships and Related Transactions" of DTM Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on March 19, 2001, as amended by the Form 10-K/A filed by DTM Corporation on April 23, 2001 (incorporated by reference herein).

         8. Article VIII from DTM Corporation's Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 8 to the Schedule 14D-9 filed by DTM on May 1, 2001).

         9. Tender and Voting Agreement dated as of April 2, 2001 by and among 3D Systems Corporation, Tiger Deals, Inc. and DTM Acquisition Company, L.P. (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

         10. Tender and Voting Agreement dated as of April 2, 2001 by and among 3D Systems Corporation, Tiger Deals, Inc. and John S. Murchison, III (incorporated herein by reference to Exhibit
                  2.3 to the Current Report on Form 8-K filed by DTM on April 6,
                  2001).

         11. Severance Agreement dated March 30, 2001 by and between DTM Corporation and John S. Murchison, III (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

         12. Severance Agreement dated March 30, 2001 by and between DTM Corporation and Geoffrey W. Kreiger (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

         13. Severance Agreement dated March 30, 2001 by and between DTM Corporation and Patrick Lordi (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

         14. Severance Agreement dated March 30, 2001 by and between DTM Corporation and Kevin McAlea (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

         15. Severance Agreement dated March 30, 2001 by and between DTM Corporation and Ronald K. Skaggs (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

         16. Joint press release issued on April 3, 2001 by 3D Systems Corporation and DTM Corporation (incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

         17. Complaint captioned Spinner v. Goldstein dated April 6, 2001 against DTM Corporation, certain of its directors and 3D Systems (incorporated herein by reference to Exhibit 16 to the Schedule 14D-9 filed by DTM on May 1, 2001).

         18. Amendment and Supplement to Offer to Purchase dated May 15, 2001 (incorporated by reference to Exhibit (a)(1)(ix) to the Schedule TO/A filed by 3D Systems on May 15, 2001).

         19. Amendment No. 1 to Agreement and Plan of Merger dated May 15, 2001 (incorporated herein by reference to Exhibit (d)(2) to the Schedule TO/A filed by 3D Systems on May 15, 2001).

         20. First amended complaint captioned Spinner v. Goldstein dated May 2, 2001 against DTM Corporation, certain of its directors and 3D Systems.

         21. Loan and Security Agreement dated May 21, 2001 by and among U.S. Bank National Association, 3D Systems and other signatories (incorporated by reference to Exhibit (b)(1) to the Schedule TO/A filed by 3D Systems on May 21, 2001).

         22. Press release issued by 3D Systems on May 25, 2001 (incorporated herein by reference to Exhibit (a)(1)(xi) to the Schedule TO/A filed by 3D Systems on May 25, 2001).

         23. Joint press release issued by 3D Systems and DTM Corporation on June 6, 2001 (incorporated by reference to Exhibit
                  (a)(1)(xii) to the Schedule TO/A filed by 3D Systems on June 7, 2001).

         24. Joint press release issued by 3D Systems and DTM Corporation on June 18, 2001 (incorporated by reference to Exhibit
                  (a)(1)(xiii) to the Schedule TO/A filed by 3D Systems on June 19, 2001).

         25. Letter agreement dated June 20, 2001 by and among DTM Corporation, 3D Systems and Tiger Deals, Inc.

         26. Joint press release issued by 3D Systems and DTM Corporation on July 5, 2001 (incorporated by reference to Exhibit
                  (a)(1)(xiv) to the Schedule TO/A filed by 3D Systems on July 6, 2001).

         27.      [Intentionally omitted]

         28. Letter Agreement dated July 5, 2001 by and among DTM Corporation, 3D Systems and Tiger Deals.

         29. Joint press release issued by 3D Systems and DTM Corporation on July 23, 2001 (incorporated by reference to Exhibit
                  (a)(1)(xv) to the Schedule TO/A filed by 3D Systems on July 23, 2001).

         30. Letter Agreement dated July 20, 2001 by and among DTM Corporation, 3D Systems and Tiger Deals.

         31. Amendment Agreement Number One to Loan and Security Agreement dated July 26, 2001 by and among U.S. Bank National Association, 3D Systems and other signatories (incorporated by reference to Exhibit (b)(ii) to the Schedule TO/A filed by 3D Systems on July 27, 2001).

         32. Joint press release issued by 3D Systems and DTM Corporation on July 27, 2001 (incorporated by reference to Exhibit
                  (a)(1)(xvi) to the Schedule TO/A filed by 3D Systems on July 27, 2001).

         33.* Letter Agreement dated July 26, 2001 by and among DTM Corporation, 3D Systems and Tiger Deals.

---------

* Filed herewith.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  July 27, 2001


                                      DTM CORPORATION


                                      By:       /s/  JOHN S. MURCHISON, III
                                         ---------------------------------------
                                         John S. Murchison, III
                                         Chief Executive Officer and President

                                 EXHIBIT INDEX




Exhibit Number    Description
--------------    -----------
         1.       Offer to Purchase dated April 30, 2001 (incorporated herein by reference to Exhibit (a)(1)(i) to the Schedule TO filed by 3D
                  Systems on April 30, 2001).

         2. Letter of Transmittal (incorporated herein by reference to Exhibit (a)(1)(ii) to the Schedule TO filed by 3D Systems on
                  April 30, 2001).

         3. Agreement and Plan of Merger dated as of April 2, 2001 by and among DTM Corporation, 3D Systems Corporation and Tiger Deals,
                  Inc. (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by DTM Corporation on April
                  6, 2001).

         4.       Confidentiality Agreement dated March 17, 2001 between DTM
                  Corporation and 3D Systems (incorporated herein by reference to Exhibit 4 to the Schedule 14D-9 filed by DTM on May 1,
                  2001).

         5.       Exclusivity Letter Agreement dated March 17, 2001 between DTM
                  Corporation and 3D Systems (incorporated herein by reference to Exhibit 5 to the Schedule 14D-9 filed by DTM on May 1,
                  2001).

         6.       Opinion of Hoak Breedlove Wesneski & Co. dated April 2, 2001
                  (incorporated herein by reference to Exhibit 6 to the Schedule
                  14D-9 filed by DTM on May 1, 2001).

         7.       Item 11 "Executive Compensation" and Item 13 "Certain
                  Relationships and Related Transactions" of DTM Corporation's
                  Annual Report on Form 10-K for the fiscal year ended December
                  31, 2000 filed on March 19, 2001, as amended by the Form
                  10-K/A filed by DTM Corporation on April 23, 2001
                  (incorporated by reference herein).

         8.       Article VIII from DTM Corporation's Amended and Restated
                  Articles of Incorporation (incorporated herein by reference to Exhibit 8 to the Schedule 14D-9 filed by DTM on May 1, 2001).

         9. Tender and Voting Agreement dated as of April 2, 2001 by and among 3D Systems Corporation, Tiger Deals, Inc. and DTM
                  Acquisition Company, L.P. (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by DTM on
                  April 6, 2001).

         10. Tender and Voting Agreement dated as of April 2, 2001 by and among 3D Systems Corporation, Tiger Deals, Inc. and John S.
                  Murchison, III (incorporated herein by reference to Exhibit
                  2.3 to the Current Report on Form 8-K filed by DTM on April 6,
                  2001).

         11.      Severance Agreement dated March 30, 2001 by and between DTM
                  Corporation and John S. Murchison, III (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

         12.      Severance Agreement dated March 30, 2001 by and between DTM
                  Corporation and Geoffrey W. Kreiger (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

         13.      Severance Agreement dated March 30, 2001 by and between DTM
                  Corporation and Patrick Lordi (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

         14.      Severance Agreement dated March 30, 2001 by and between DTM
                  Corporation and Kevin McAlea (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

         15.      Severance Agreement dated March 30, 2001 by and between DTM
                  Corporation and Ronald K. Skaggs (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

         16.      Joint press release issued on April 3, 2001 by 3D Systems
                  Corporation and DTM Corporation (incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

         17. Complaint captioned Spinner v. Goldstein dated April 6, 2001 against DTM Corporation, certain of its directors and 3D
                  Systems (incorporated herein by reference to Exhibit 16 to the Schedule 14D-9 filed by DTM on May 1, 2001).

         18.      Amendment and Supplement to Offer to Purchase dated May 15,
                  2001 (incorporated by reference to Exhibit (a)(1)(ix) to the Schedule TO/A filed by 3D Systems on May 15, 2001).

         19.      Amendment No. 1 to Agreement and Plan of Merger dated May 15,
                  2001 (incorporated herein by reference to Exhibit (d)(2) to the Schedule TO/A filed by 3D Systems on May 15, 2001).

         20.      First amended complaint captioned Spinner v. Goldstein dated
                  May 2, 2001 against DTM Corporation, certain of its directors and 3D Systems.

         21.      Loan and Security Agreement dated May 21, 2001 by and among
                  U.S. Bank National Association, 3D Systems and other signatories (incorporated by reference to Exhibit (b)(1) to the Schedule TO/A filed by 3D Systems on May 21, 2001).

         22.      Press release issued by 3D Systems on May 25, 2001
                  (incorporated herein by reference to Exhibit (a)(1)(xi) to the Schedule TO/A filed by 3D Systems on May 25, 2001).

         23. Joint press release issued by 3D Systems and DTM Corporation on June 6, 2001 (incorporated by reference to Exhibit
                  (a)(1)(xii) to the Schedule TO/A filed by 3D Systems on June
                  7, 2001).

         24. Joint press release issued by 3D Systems and DTM Corporation on June 18, 2001 (incorporated by reference to Exhibit
                  (a)(1)(xiii) to the Schedule TO/A filed by 3D Systems on June
                  19, 2001).

         25.      Letter agreement dated June 20, 2001 by and among DTM
                  Corporation, 3D Systems and Tiger Deals, Inc.

         26. Joint press release issued by 3D Systems and DTM Corporation on July 5, 2001 (incorporated by reference to Exhibit
                  (a)(1)(xiv) to the Schedule TO/A filed by 3D Systems on July
                  6, 2001).

         27.      [Intentionally omitted]

         28.      Letter Agreement dated July 5, 2001 by and among DTM
                  Corporation, 3D Systems and Tiger Deals.

         29. Joint press release issued by 3D Systems and DTM Corporation on July 23, 2001 (incorporated by reference to Exhibit
                  (a)(1)(xv) to the Schedule TO/A filed by 3D Systems on July
                  23, 2001).

         30.      Letter Agreement dated July 20, 2001 by and among DTM
                  Corporation, 3D Systems and Tiger Deals.

         31. Amendment Agreement Number One to Loan and Security Agreement dated July 26, 2001 by and among U.S. Bank National
                  Association, 3D Systems and other signatories (incorporated by reference to Exhibit (b)(ii) to the Schedule TO/A filed by 3D
                  Systems on July 27, 2001).

         32. Joint press release issued by 3D Systems and DTM Corporation on July 27, 2001 (incorporated by reference to Exhibit
                  (a)(1)(xvi) to the Schedule TO/A filed by 3D Systems on July
                  27, 2001).

         33.*     Letter Agreement dated July 26, 2001 by and among DTM
                  Corporation, 3D Systems and Tiger Deals.

---------

* Filed herewith.